Exhibit 10.1

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”) is made this 12th day of June, 2007 (the “Effective Date”), by and between MISSION COMMUNITY BANK (the “Bank”), having a principal place of business at 581 Higuera Street, San Luis Obispo, California  93406, and ANITA M. ROBINSON (“Executive”), whose residence address is 8570 Corriente Road, Atascadero, California  93422, with reference to the following:

R E C I T A L S

WHEREAS, the Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of California, with power to own property and carry on its business as it is now being conducted;

WHEREAS, the Bank desires to continue to avail itself of the skill, knowledge, and experience of Executive in order to insure the successful management of its business;

WHEREAS, the Bank and Executive entered into that certain Employment Agreement effective January 1, 2002, as amended by an Amended and Restated Employment Agreement dated as of August 28, 2006 (collectively, the “Original Agreement”), which Original Agreement has been amended by mutual agreement of the parties through the Effective Date;

WHEREAS, the parties hereto desire to specify the terms of Executive’s continued employment by the Bank as controlling Executive’s continued employment with the Bank; and

WHEREAS, the parties wish to enter into this Agreement to reflect the Original Agreement as amended by the parties through the Effective Date and to supersede the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, it is agreed that from and after the Effective Date, the following terms and conditions shall apply to Executive’s said employment:

A G R E E M E N T

A.                                   TERM OF EMPLOYMENT

1.             Term.  The Bank hereby employs Executive and Executive hereby accepts employment with the Bank for the period commencing on January 1, 2007 and terminating on December 31, 2012, unless terminated earlier as provided for in this Agreement (the “Term”).  Where used herein, “Term” shall refer to the entire period of employment of Executive by Bank hereunder, whether for the period provided above, including any extensions thereof, or whether terminated earlier as hereinafter provided.

B.                                     DUTIES OF EXECUTIVE

1.             Duties.  Executive shall perform the duties of Chief Executive Officer of the Bank, subject to the powers by law vested in the Board of Directors of the Bank and in the Bank’s shareholders.  The duties of Executive may be changed from time to time by the mutual consent of Executive and Bank without resulting in a rescission of this Agreement, Executive agrees to also hold the office of President of the Bank at the request of the Board of Directors of the Bank.  Notwithstanding any such change from the duties originally assigned and specified above, or hereafter assigned, the employment of Executive shall be construed as continuing under this Agreement as modified; provided, however, any material changes in Executive’s duties, without Executive’s consent, shall be construed as a termination of Executive without cause.  Without limiting the foregoing, Executive agrees to hold such positions with Mission Community Bancorp (the “Company”) as the Company may direct without payment of additional compensation.  During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently, and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank’s Articles of Incorporation, Bylaws, and internal written policies.  Executive shall also be nominated by the Boards of Directors of the Company and the Bank to serve as a director of the Company and the Bank during the Term.

2.             Conflicts of Interest.  Except as permitted by the prior written consent of the Board of Directors of the Bank, Executive shall devote Executive’s entire productive time, ability, and attention to the business of the Bank during the Term, and Executive shall not directly or indirectly render any services of a business, commercial, or professional nature, to any other person, firm, or corporation, whether for compensation or otherwise, which are in conflict with the Bank’s interest.

C.            COMPENSATION

1.             Base Salary.  For Executive’s services hereunder, commencing January 1, 2007, the Bank shall pay or cause to be paid as annual base salary to Executive the sum of not less than One Hundred Seventy-Five Thousand Dollars ($175,000) for each year (i.e., 12-month period) of the Term (the “Base Salary”).  Said salary shall be payable in equal installments in conformity with Bank’s normal payroll periods.  Annual increases, if any, commencing January 1, 2008, may be made in the sole discretion of the Board of Directors.

2.             Bonuses.  During the first year of the Term, Executive shall be entitled to receive as an incentive, a bonus as determined and payable in accordance with the Bank’s Officers’ Incentive Compensation Program as set forth on Exhibit “A” hereto, as it may be amended from time to time by mutual agreement of the Board of Directors and Executive, together with such other bonus as the Board of Directors shall determine from time to time in its sole and absolute discretion (collectively, the “Incentive Bonus”).  Thereafter, Executive’s Incentive Bonus shall be reviewed and determined annually.

D.            EXECUTIVE BENEFITS

1.             Vacation and Sick Pay.  Executive shall be entitled to four (4) weeks vacation during each year of the Term; provided, however, that for each year of the Term, Executive is required to and shall take at least two (2) weeks of said vacation (the

“Mandatory Vacation”), which shall be taken consecutively.  Any vacation time not used in excess of the Mandatory Vacation may be accumulated in accordance with Bank’s Personnel Policy.  Executive shall also be entitled to sick pay in accordance with Bank’s Personnel Policy.

2.             Automobile Allowance.  During the Term, the Bank shall provide Executive with a $1,000.00 per month automobile allowance.  Provided the Bank pays the foregoing automobile allowance, the Bank shall have no other duty, responsibility or liability on account of Executive’s automobile and at all times during the Term, Executive shall maintain such insurance on the automobile including, without limitation, liability for personal injury and property damage as the Bank shall from time to time reasonably require to protect Bank against any loss which may arise from Executive’s use of the automobile while working for the Bank.

3.             Group Medical and Life Insurance Benefits.  The Bank shall provide for Executive, at Bank’s expense, participation in the Bank’s existing medical, dental, vision, accident, health and life insurance benefits in accordance with benefits provided to Bank employees generally, but at a level commensurate with other officers of the Bank; provided however, that, subject to satisfying the requirements of the insurer(s), Executive shall be provided $750,000 in life insurance benefits (collectively, the “Insurance Coverage”).  Said Insurance Coverage shall be in existence as of the Effective Date hereof and shall continue throughout the Term.  The Bank’s liability to Executive for any breach of this Paragraph D.3 shall be limited to the amount of premiums required hereunder to be payable by the Bank to obtain or maintain, as applicable, the coverages contemplated herein.

4.             Stock Options.  All options to purchase shares of the authorized but unissued Common Stock of the Company heretofore granted to Executive shall remain in full force and effect subject to the terms and conditions of those options as so granted.  The Bank and Executive acknowledge and agree that as of the Effective Date Executive has been granted options which remain unexercised to purchase those shares of the Company’s Common Stock as listed on Exhibit “B” hereto.  By separate stock option agreement Executive shall also be given a new option to purchase a number of shares of the Company common stock equal to the lesser of (a) 25,000 shares or (b) 5.0% of the number of shares issued in the first public offering of Company shares occurring after the Effective Date and prior to December 31, 2007, which option shall be granted as of the date of the final closing of such offering.  The exercise price per share shall be equal to the greater of the fair market value per share of the common stock of the Company on the date of grant or the offering price in such offering.  In the event the offering is not completed, no options will be issued.  The term of the option shall be ten years and shall vest in five (5) annual installments of 20% per year over a period of five (5) years, with the first such installment to vest one year after the Effective Date and with subsequent installments vesting on the second, third, fourth and fifth anniversaries of the Effective Date.  The option shall be a non-qualified option for purposes of the Internal Revenue Code of 1986.  The shares to be issued upon the exercise of the option will be restricted securities, will not be required to be registered under the Securities Act of 1933, and may not be sold by Executive except pursuant to an effective registration statement or applicable exemption therefrom.  The stock option agreement shall set forth additional terms for such option.

5.             Additional Benefits.  Executive shall be entitled to participate in all programs, rights and benefits for which Executive is otherwise entitled under any 401(k)

plan, bonus plan, incentive plan, participation plan, extra compensation plan, pension plan, profit sharing plan, savings plan, life, medical, dental, other health care, disability or other insurance plan or policy or other plan or benefit Bank may provide for senior executives or for employees of Bank generally, from time to time, in effect during the Term.

E.                                      REIMBURSEMENT FOR BUSINESS EXPENSES

1.             Business Expenses.  Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Bank during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:

(a)           Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as a deductible compensation to Executive; and

(b)           Executive  furnishes  to  the  Bank  adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities  for  the  substantiation  of  such  expenditures  as deductible business expenses of the Bank and not as deductible compensation to Executive.

2.             Reimbursement.  Executive agrees that, if at any time payment made to Executive by Bank for business expense reimbursement shall be disallowed in whole or in part as deductible business expense by the appropriate taxing authorities, the amount so disallowed shall be treated as taxable compensation to Executive.

F.                                      TERMINATION

1.             Termination for Cause.  The Bank may terminate Executive’s employment at any time by action of the Board of Directors for “cause” if:

(a)           Executive fails to perform or habitually neglects the duties which Executive is required to perform hereunder;

(b)           if Executive engages in illegal activity which materially adversely affects the Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as reasonably determined by the Board of Directors, in good faith;

(c)           Executive commits any act which would cause termination of coverage under the Bank’s Bankers’ Blanket Bond as to Executive or as to the Bank as a whole;

(d)           any regulatory authority having supervisory authority over Bank exercises its cease and desist powers to remove Executive from office or advises Bank that Executive should be removed from office;

(e)           if the Bank is closed by or taken over by the California Commissioner of Financial Institutions or other supervisory authority, including the Federal Deposit Insurance Corporation;

(f)            in the event of Executive’s death, or if Executive is found to be physically or mentally incapable of performing Executive’s duties for a period of ninety (90) days or greater by the Board of Directors, in good faith; or

(g)           any other act or omission which would constitute “cause” under California law occurs.  Such termination shall not prejudice any remedy which the Bank may have at law, in equity, or under this Agreement.

Termination pursuant to this Paragraph F.1 shall become effective two (2) days after written notice of termination.

2.             Change in Control Event.  In the event of a “Change of Control” Executive’s employment with the Bank may not be terminated by Bank, the surviving or resulting entity or the transferee of the Bank’s assets.  In the event of a “Change of Control” Executive may terminate Executive’s employment under this Agreement for “Good Cause.”

(a)                                              A Change of Control shall be deemed to have occurred if:

(i)            there shall be consummated (A) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s Common Stock would be converted in whole or in part into cash, securities or other property, if as a result of the consolidation or merger, the continuing or surviving corporation acquired more than 50% of the total fair market value or total voting power of the Company’s Common Stock, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets (which shall be defined as more than 50% of the total gross fair market value of all of the assets) of the Company, or

(ii)           the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or

(iii)          any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholder of the Company, shall become the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or

(iv)          at any time during a twelve-month period, individuals who, at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director during such twelve-month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such twelve-month period, or

(v)           any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, Bank or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholder of the Company or Bank, shall become the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act) of securities of the Bank representing 35% or more of the combined voting power of the Bank’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.

(b)           The following shall constitute “Good Cause”:

(i)            subsequent to a Change of Control, and without Executive’s express written consent, the assignment to Executive of any duties substantially inconsistent with Executive’s positions, duties, responsibilities and status with Bank immediately prior to the Change of Control, or a substantial change in Executive’s reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of Executive’s employment pursuant to Paragraph F.1 hereof, or as a result of Executive’s retirement, or by Executive other than for Good Cause;

(ii)           subsequent to a Change of Control a 10% or greater reduction by Bank in Executive’s Base Salary and benefits as in effect on the Effective Date or as the same may be increased from time to time;

(iii)          subsequent to a Change of Control and without Executive’s express written consent, Bank’s requiring Executive to be based anywhere other than within 15 miles of Bank’s main office location immediately prior to the Change of Control, exclusive of required travel on Bank business; or

(iv)          subsequent to a Change of Control, the failure by Bank to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Paragraph G.5 hereof.

3.             Termination Without Cause.  Notwithstanding anything to the contrary contained herein, it is agreed by the parties hereto that either the Bank or Executive may at any time elect to terminate Executive’s employment by the Bank for any reason.  Such termination shall be effective upon the giving of not less than five (5) days prior written notice where the Bank is terminating Executive’s employment and upon the giving of not less than sixty (60) days’ prior written notice where Executive is terminating her employment hereunder.

4.             Expiration of Term Without Renewal.  If the Bank is unwilling, for any reason whatsoever, to enter into a new employment agreement with Executive at the expiration of the full Term, or the Executive and Bank are unable to reach a mutually agreeable contract prior to the expiration of a full Term, or Executive decides to retire or to take employment elsewhere at the expiration of the full Term, then Executive=s employment with Bank shall terminate at the end of the full Term.

5.             Effect of Termination.

(a)           In the event Executive=s employment with Bank is terminated for any of the reasons specified in Paragraphs F.1 or F.3 (as a result of Executive’s election to terminate) of this Agreement, Executive shall be entitled to (i) the Base Salary and Incentive Bonus earned by Executive prior to the date of termination, computed pro rata up to and including that date, and (ii) accrued but unused vacation time, but Executive shall be entitled to no further compensation or benefits otherwise provided for or contemplated under this Agreement.

(b)           In the event Executive=s employment with Bank is terminated pursuant to Paragraph F.3 of this Agreement (as a result of Bank’s election to terminate and no Change of Control has occurred), Executive shall be entitled to (i) the Base Salary and Incentive Bonus earned by Executive prior to the date of termination, computed up to and including that date, (ii) accrued but unused vacation time, and (iii) an amount equal to twelve (12) months of Executive’s Base Salary in effect immediately prior to the date of termination, payable in equal installments over twelve (12) months in accordance with the Bank’s normal payroll periods.

(c)           In the event Executive=s employment with Bank is terminated pursuant to Paragraph F.2 of this Agreement (as a result of Executive’s election to terminate for Good Cause), or by Bank or the resulting or surviving entity pursuant to Paragraph F.3 after a Change of Control has occurred, Executive shall be entitled to (i) the Base Salary and Incentive Bonus earned by Executive prior to the date of termination, computed pro rata up to and including that date, (ii) accrued but unused vacation time, (iii) the continuation of the Insurance Coverage as provided in Paragraph D.3 hereof and the automobile allowance as provided in Paragraph D.2 hereof for a period of twenty four (24) months from and after the date of termination, (iv) an amount equal to twenty four (24) months of Executive’s Base Salary in effect immediately prior to the date of termination in a lump sum payment, and (v) a lump sum amount equal to the Incentive Bonus paid to Executive for each of the two years preceding the year in which the termination occurs.

(d)           The payment of such benefits shall discharge Bank from any further liability to Executive under this Agreement.

(e)           In the event Executive=s employment with Bank and the Term are terminated pursuant to Paragraph F of this Agreement, the provisions of Paragraph G hereof shall survive said termination and shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

(f)            In the event Executive=s employment with Bank is terminated in accordance with this Paragraph F of this Agreement (whether by Executive or Bank) and at such time Executive is a member of the Board of Directors of Company, Bank or any subsidiary thereof, or holds any other office thereof, Executive shall, and hereby agrees to, tender Executive=s resignation from the Board of Directors of the Company, Bank and all subsidiaries thereof and any committees thereof and all other offices of the Company, Bank and all subsidiaries thereof then held by Executive effective on the date of termination.  If such resignation is not received by the Bank within three (3) days after the date of termination, Executive hereby authorizes and directs the Board of Directors of all such entities to consider the failure to so act as Executive’s resignation from all said positions effective as of the date of termination.

G.            GENERAL PROVISIONS

1.             Trade Secrets.  During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets; to wit, knowledge or data concerning the Bank, including its operations and methods of doing business, and the identity of customers of the Bank, including knowledge of their financial condition and their financial needs.  Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for a period of five (5) years after the termination of this Agreement, except as required in the course of Executive’s employment with the Bank.

2.             Covenant Not to Interfere.  Executive hereby covenants and agrees that Executive will not during the Term, or for the period during which Executive receives any compensation from Bank, whether pursuant to this Agreement or otherwise, plus an additional period of one (1) year, disrupt, damage, impair or interfere with the business of Bank, whether by way of interfering with or raiding its employees, disrupting its relationships with customers or their agents, representatives or vendors, or otherwise.  After termination of employment, Executive is not, however, restricted from being employed by or engaging in a competing business.

3.             Return of Documents.  Executive expressly agrees that all manuals, documents, files, reports, studies, instruments, or other materials used and/or developed by Executive during the Term are solely the property of the Bank, and that Executive has no right, title, or interest therein.   Upon termination of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Bank in good condition.

4.             Notices.  All notices, demands, or other communications hereunder shall be in writing and shall be delivered in person (professional courier acceptable); or by United States mail, certified or registered, postage prepaid, with return receipt requested; or by facsimile transmission; or otherwise actually delivered, to the addresses for the parties appearing at the inception of this Agreement.  The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Paragraph G.4.  Any notice, demand, or other communication given pursuant to this Agreement shall be deemed to have been given on the date actually delivered, if delivered in person, three (3) days following the date mailed, if delivered by U.S. mail, or upon written confirmation of transmission, if delivered by facsimile.

5.             Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

6.             Review by Counsel.  Executive represents and warrants to the Bank that she has had this Agreement reviewed by independent legal counsel of her choice, or if she has not, that she has had the opportunity to do so, and hereby waives any claim, objection, or defense on the grounds that this Agreement has not been reviewed by legal counsel of her choice.

7.             California Law.  This Agreement is to be governed by and construed in accordance with the laws of the State of California.

8.             Captions and Paragraph Headings.  Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing this Agreement.

9.             Invalid Provisions.  Should any provision of the Agreement  for  any  reason  by  declared  invalid,  void, unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provisions eliminated.

10.           Entire Agreement.  This Agreement and the other agreements, plans or documents specifically referred to herein, including Stock Option Agreements,  contain the entire agreement of the parties.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Bank, including the Original Agreement and any Salary Protection Agreement.   Each party to this Agreement acknowledges that no representation inducements, promises, or agreements, oral or otherwise, have be made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, premise not contained in this Agreement shall be valid or binding.  This Agreement may not be modified or amended by oral agreement but only by an agreement in writing signed by both the Bank and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MISSION COMMUNITY BANK

By:	/s/ William B. Coy
William B. Coy
Its:	Chairman of the Board of Directors

By:	/s/ Roxanne Carr
Its:	Vice Chairman of the Board of Directors

EXECUTIVE

/s/ Anita M. Robinson
ANITA M. ROBINSON

Exhibit A

CEO INCENTIVE COMPENSATION PROGRAM

PURPOSE

The purpose of the CEO Incentive Compensation Plan (“Plan”) is to provide an incentive to the CEO to improve the Bank’s financial performance, and to provide a vehicle for awarding exceptional performance.  Incentives are based on the achievement of annual financial objectives consistent with the Bank’s long-term goals.

TERMS

For January 1, 2007 the CEO’s benefit has been determined based on the performance set forth below against the Bank’s approved budget.

Achievement of Budget	Bonus Amount
80%	$25,000
90%	$50,000
100%	$75,000
110%	$100,000
120%	$125,000
130%	$150,000
140%	$175,000
150%	$200,000

Exhibit B

STOCK OPTIONS

Date of Grant	Option Shares Granted	Option Shares Unexercised	Price Per Share
1/20/98	2,000	2,000	$10.00
1/20/98	18,000	18,000	$10.00
2/27/01	5,000	5,000	$8.25